EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Lakes Entertainment, Inc.

Minnetonka, Minnesota

We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Form S-3 (File No. 333-162235) and on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259) of our report dated March 16, 2012, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of January 1, 2012 and January 2, 2011, and for each of the years then ended.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

March 16, 2012